Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2014 RESULTS

PLYMOUTH, MN, May 6, 2014 – The Mosaic Company (NYSE: MOS) today reported first quarter 2014 net earnings of $218 million, compared to $380 million a year ago. Earnings per diluted share were $0.54 in the quarter compared to $0.89 last year. Mosaic’s net sales in the first quarter of 2014 were $2.0 billion, down from $2.3 billion last year. Operating earnings during the quarter were $267 million, down from $491 million a year ago, as higher phosphate and potash sales volumes were more than offset by lower realized prices. On a combined basis, notable items, including a discrete tax benefit and a mark-to-market loss in value of the forward share repurchase agreement, had a negligible effect on the quarter.

“Mosaic delivered another quarter of solid results amid improving global demand for both phosphate and potash,” said Jim Prokopanko, President and Chief Executive Officer. “While weather continued to create challenges in the operating environment, strong global demand for phosphates pushed prices and margins higher during the first three months of the year, and our early positioning of potash in North America allowed for significant volume growth.

“Our long list of strategic accomplishments continued to grow in early 2014. We reached agreements to repurchase an additional 8.2 million of Mosaic’s shares, bringing our total repurchase commitments to 12 percent of our 2013 year-end shares. In addition, we completed the acquisition of CF Industries’ phosphate business in Central Florida and announced an agreement to acquire ADM’s fertilizer distribution business in Brazil. We are also implementing plans to generate cost savings of one-half billion dollars over the next five years, ensuring Mosaic remains a low-cost producer.”

Cash flow provided by operating activities in the first quarter of 2014 was $627 million compared to $579 million in the prior year. First quarter 2014 cash flows reflect strong sales volumes and declining inventory levels. Capital expenditures totaled $275 million in the quarter. Net cash used in investing activities was $1.6 billion, leaving Mosaic’s total cash and cash equivalents at $2.5 billion and long-term debt at $3.0 billion as of March 31, 2014.

Business Highlights – First Quarter 2014

•	Mosaic successfully closed the acquisition of CF Industries’ phosphate business and began integration work.

•	The Company’s organic growth projects continue to progress as planned:

•	The Esterhazy K3 mine development is on track, with both shafts more than 1000 feet below surface.

•	The construction of the Saudi Arabia phosphate project began during the quarter.

•	Mosaic announced plans to expand MicroEssentials® capacity, adding an incremental 1.2 million tonnes, and bringing total capacity to 3.5 million tonnes by 2017.

•	The Company repurchased 8.2 million shares of Class A stock from Cargill family trusts, in addition to the 27.8 million repurchased from the MAC Trusts, for a total of 36 million shares repurchased in the quarter. In total, Mosaic has repurchased or committed to repurchase approximately 52 million shares, 12 percent of year-end 2013 shares outstanding.

•	Mosaic launched Aspire™, the first-of-its-kind micronutrient-enhanced potash fertilizer.

•	Mosaic continued to execute on an enterprise-wide initiative focused on achieving $500 million in annual operating cost savings over the next five years, in alignment with a goal first communicated in October of 2013 and the special equity incentive awards granted during the quarter.

•	The Company’s reportable injury rate in the first quarter of 2014 improved by almost five percent over record setting results in the same period last year.

•	Subsequent to the quarter end, Mosaic announced an agreement to purchase Archer Daniels Midland’s fertilizer distribution business in Brazil and Paraguay, allowing the Company to accelerate its growth strategy there.

Phosphates

Phosphates Results	1Q 2014 Actual	1Q 2014 Guidance
Average DAP selling price	$414	$390 to $420
Sales volume	2.7 million tonnes	2.3 to 2.6 million tonnes
Processed phosphate production	79% of operational capacity	Low 80% range

“Our Phosphates business began the year with strong global shipments and improving margins,” Mr. Prokopanko said. “With a robust North American application season underway, we have a positive outlook for the second half of the year.”

Net sales in the Phosphates segment were $1.3 billion for the first quarter, down 16 percent compared to last year, driven by lower finished product prices. Gross margin was $207 million, or 17 percent of net sales, compared to $253 million, or 17 percent of net sales, for the same period a year ago. The year-over-year change in gross margin dollars reflects lower finished product prices, partially offset by lower raw material costs. Operating earnings were $138 million, down from $185 million last year.

The first quarter average DAP selling price, FOB plant, was $414 per tonne, compared to $491 a year ago. Phosphates segment total sales volumes were 2.7 million tonnes, flat with last year.

Mosaic’s North American finished phosphate production was 2.0 million tonnes, roughly flat with the year ago period, at 79 percent of operational capacity.

Potash

Potash Results	1Q 2014 Actual	1Q 2014 Guidance
Average MOP selling price	$267	$245 to $275
Sales volume	2.4 million tonnes	2.3 to 2.7 million tonnes
Potash production	70% of operational capacity	Mid 80% range

“We saw strong demand for potash for North American spring planting, and our early positioning of potash into U.S. warehouses allowed us to capitalize on that demand,” Mr. Prokopanko said. “Both our international volumes and our ability to restock in North America were impacted by logistical constraints, but we are shipping product at our maximum current logistical capacity. In the second half of the year, we expect rail constraints to be resolved and potash prices to be stable.”

Net sales in the Potash segment totaled $733 million for the first quarter, down from $825 million last year, as higher shipment volumes were more than offset by a 29 percent decline in average realized MOP prices. Gross margin was $212 million, or 29 percent of net sales, compared to $397 million, or 48 percent of net sales a year ago. Operating earnings were $166 million, down from $306 million in the prior year. The year-over-year decrease in operating earnings was driven by lower realized prices, a lower operating rate, and higher depreciation expense, partially offset by lower brine management costs.

The first quarter average MOP selling price, FOB plant, was $267 per tonne, down from $376 a year ago. The Potash segment’s total sales volumes for the first quarter were 2.4 million tonnes, compared to 2.0 million tonnes a year ago.

Potash production was 1.9 million tonnes, or 70 percent of operational capacity, down from 2.2 million tonnes, or 83 percent of operational capacity, a year ago as a result of rail shipping delays.

Other

SG&A expenses were $120 million for the first quarter, compared with $92 million last year. The year-over-year increase was driven by the timing of annual performance incentive compensation, reflecting a change in year-end date, and recognition of special equity incentives tied to cost saving targets over the next three years.

The provision for income taxes included a $62 million discrete tax benefit, which primarily related to the intended sale of our distribution business in Argentina. Excluding this discrete tax benefit, our effective tax rate in the quarter would have been approximately 27 percent.

Financial Guidance

“We are optimistic about the remainder of 2014, for both of our business units,” Mr. Prokopanko said. “In the second quarter, we expect improving phosphates margins, stable potash prices and strong volumes for both nutrients. We have taken important strategic actions in order to accelerate our growth as the business cycle continues to improve”.

Total sales volumes for the Phosphates segment are expected to range from 3.1 to 3.4 million tonnes for the second quarter of 2014, compared to 2.9 million tonnes last year. Mosaic’s realized DAP price, FOB plant, for the second quarter of 2014 is estimated to range from $430 to $460 per tonne. The segment gross margin percentage in the second quarter is estimated to be in the high teens, which includes a three-percentage point negative accounting impact from the acquisition of the CF phosphate assets. The operating rate in the segment is expected to be in the mid 80 percent range.

Total sales volumes for the Potash segment are expected to range from 2.2 to 2.5 million tonnes for the second quarter of 2014, compared to 2.4 million tonnes last year. Mosaic’s realized MOP price, FOB plant, for the second quarter of 2014 is estimated to range from $250 to $275 per tonne, reflecting a significant increase in proportion of lower netback international sales compared to the first quarter. Mosaic’s gross margin rate in the segment is expected to be in the high twenty percent range during the second quarter of 2014. The operating rate in the segment is expected to be in the mid 80 percent range.

For the 2014 full year, Mosaic estimates:

•	SG&A expenses to range from $400 to $425 million, including acquisition and integration expense related increases.

•	Canadian Resource Taxes and Royalties to range from $120 to $180 million.

•	Brine management costs of approximately $200 million.

•	The effective tax rate to be in the mid to upper twenty percent range, excluding any discrete tax items. The current year effective tax rate, excluding discrete items, is elevated as a result of our change in intention to repatriate Canadian cash and is expected to return to the long-term rate of low to mid twenty percent range thereafter.

•	Capital expenditures and equity investments, including the Saudi Arabian joint venture, in the range of $1.2 billion to $1.4 billion.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, May 6, 2014 at 9:00 a.m. EDT to discuss first quarter 2014 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and the ammonia supply agreements with CF; the benefits of the transactions with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from difficulties with realization of the benefits of the transactions with CF, including the risks that the acquired assets may not be integrated successfully or that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; the ability of the Northern Promise joint venture among Mosaic, Ma’aden and SABIC to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic assumed in the Florida phosphate assets acquisition or the cost of Mosaic’s commitments to repurchase its stock; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

For the three months ended March 31, 2014, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.02:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Share repurchase	Consolidated	Change in value of share repurchase agreement	$60	$—	$0.15
Special Equity Incentive	Consolidated	Selling, general & administrative	15	(4)	0.03
Severance	Potash	Other operating expense	6	(2)	0.01
Remediation of a pre-combination event	Phosphates	Other expense	5	(1)	0.01
Foreign currency transaction gain	Consolidated	Foreign currency transaction (gain) loss	(43)	12	(0.08)
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	4	(1)	0.01
Closing and integration costs for CF acquisition	Phosphates	Selling, general & administrative	5	(2)	0.01
Discrete tax items	Consolidated	(Benefit from) provision for income taxes	—	(62)	(0.16)

Total Notable Items			$52	$(60)	$(0.02)

For the three months ended March 31, 2013, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.06:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Potash antitrust settlement	Potash	Other operating expense	$42	(11)	$0.07
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	7	(2)	0.01
Unrealized (gain) loss on derivatives	Phosphates	Cost of goods sold	(5)	1	(0.01)
Foreign currency transaction (gain)	Consolidated	Foreign currency transaction (gain) loss	(17)	4	(0.03)
ARO adjustment	Phosphates	Other operating expense	10	(3)	0.02

Total Notable Items			$37	$(11)	$0.06

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited	)

	Three months ended
	March 31,
	2014	2013
Net sales	$1,986.2	$2,312.4
Cost of goods sold	1,574.6	1,670.6

Gross margin	411.6	641.8
Selling, general and administrative expenses	120.0	91.9
Other operating expense	25.0	58.8

Operating earnings	266.6	491.1
Change in value of share repurchase agreement	(60.0)	—
Interest (expense) income, net	(26.7)	3.7
Foreign currency transaction gain	43.4	16.9
Other expense	(4.9)	(0.4)

Earnings from consolidated companies before income taxes	218.4	511.3
(Benefit from) provision for income taxes	(2.6)	133.7

Earnings from consolidated companies	221.0	377.6
Equity in net earnings (loss) of nonconsolidated companies	(3.3)	2.3

Net earnings including noncontrolling interests	217.7	379.9
Less: Net earnings attributable to noncontrolling interests	0.2	0.1

Net earnings attributable to Mosaic	$217.5	$379.8

Diluted net earnings per share attributable to Mosaic	$0.54	$0.89

Diluted weighted average number of shares outstanding	379.6	427.2

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$2,490.7	$5,293.1
Receivables, net	597.4	543.1
Inventories	1,606.6	1,432.9
Deferred income taxes	156.5	129.9
Other current assets	504.2	706.8

Total current assets	5,355.4	8,105.8
Property, plant and equipment, net	9,551.9	8,576.6
Investments in nonconsolidated companies	579.6	576.4
Goodwill	1,764.7	1,794.4
Deferred income taxes	189.2	152.2
Other Assets	671.5	348.6

Total assets	$18,112.3	$19,554.0

Liabilities and Equity
Current liabilities:
Short-term debt	$41.3	$22.6
Current maturities of long-term debt	0.4	0.4
Accounts payable	592.8	570.2
Accrued liabilities	753.2	666.3
Contractual share repurchase liability	755.8	1,985.9
Deferred income taxes	19.8	20.5

Total current liabilities	2,163.3	3,265.9
Long-term debt, less current maturities	3,009.1	3,008.9
Deferred income taxes	993.2	1,031.5
Other noncurrent liabilities	1,095.6	927.1
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2014 and December 31, 2013	—	—
Class A Common Stock, $0.01 par value, 211,380,055 shares authorized, 49,814,264 shares issued and outstanding as of March 31, 2014, 254,300,000 shares authorized, 128,759,772 shares issued and 85,839,827 shares outstanding as of December 31, 2013	0.5	1.3
Class B Common Stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of March 31, 2014 and December 31, 2013	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 352,215,782 shares issued and 340,022,320 shares outstanding as of March 31, 2014, 352,204,571 shares issued and 340,166,109 shares outstanding as of December 31, 2013	3.4	3.0
Capital in excess of par value	32.4	1.6
Retained earnings	10,916.7	11,182.1
Accumulated other comprehensive income (loss)	(120.7)	114.3

Total Mosaic stockholders’ equity	10,832.3	11,302.3
Noncontrolling interests	18.8	18.3

Total equity	10,851.1	11,320.6

Total liabilities and equity	$18,112.3	$19,554.0

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2014	2013
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$217.7	$379.9
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	174.3	155.0
Deferred income taxes	(58.9)	4.4
Equity in net loss (earnings) of nonconsolidated companies, net of dividends	3.3	(4.6)
Accretion expense for asset retirement obligations	10.5	9.8
Share-based compensation expense	34.9	3.0
Change in value of share repurchase agreement	60.0	—
Unrealized (gain) loss on derivatives	7.9	28.7
Other	4.0	1.4
Changes in assets and liabilities:
Receivables, net	(84.9)	(73.5)
Inventories	(27.3)	16.7
Other current and noncurrent assets	151.4	(26.7)
Accounts payable	86.8	5.2
Accrued liabilities and income taxes	77.2	135.8
Other noncurrent liabilities	(29.9)	(55.7)

Net cash provided by operating activities	627.0	579.4
Cash Flows from Investing Activities:
Capital expenditures	(274.9)	(367.5)
Acquisition of business	(1,353.6)	—
Investments in nonconsolidated companies	(5.8)	(15.0)
Other	—	4.0

Net cash used in investing activities	(1,634.3)	(378.5)
Cash Flows from Financing Activities:
Payments of short-term debt	(58.4)	(64.2)
Proceeds from issuance of short-term debt	65.9	83.2
Payments of long-term debt	(0.3)	(0.2)
Proceeds from issuance of long-term debt	0.2	0.6
Proceeds from stock option exercises	0.2	—
Repurchases of stock	(1,677.9)	—
Cash dividends paid	(99.7)	(106.4)
Other	(0.3)	2.2

Net cash used in financing activities	(1,770.3)	(84.8)
Effect of exchange rate changes on cash	(24.8)	(10.0)

Net change in cash and cash equivalents	(2,802.4)	106.1
Cash and cash equivalents—December 31	5,293.1	3,405.3

Cash and cash equivalents—March 31	$2,490.7	$3,511.4

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended
	March 31,
	2014	2013
Sales	$733.3	$824.5
Gross margin	212.1	396.9
Canadian resource taxes	30.3	32.1
Canadian royalties	5.9	14.8

Gross margin, excluding Canadian resource taxes and royalties (CRT)	$248.3	$443.8

Gross margin percentage, excluding CRT	33.9%	53.8%

The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Earnings Per Share Calculation

	Three months ended
	March 31,
	2014	2013
Net earnings attributed to Mosaic	$217.5	$379.8
Undistributed earnings attributable to participating securities	(12.4)	—

Numerator for basic and diluted earnings available to common stockholders	$205.1	$379.8

Basic weighted average number of shares outstanding	401.1	425.7
Shares subject to forward contract	(22.9)	—

Basic weighted average number of shares outstanding attributable to common stockholders	378.2	425.7
Dilutive impact of share-based awards	1.4	1.5

Diluted weighted average number of shares outstanding	379.6	427.2

Basic net earnings per share	$0.54	$0.89
Diluted net earnings per share	$0.54	$0.89